As filed with the Securities and Exchange Commission on January 10, 2011
Registration No. 333-169997
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CBAYSYSTEMS HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

British Virgin Islands (prior to redomiciliation) Delaware (after redomiciliation)	7374	98-0676666
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification No.)

9009 Carothers Parkway
Franklin, TN 37067
(866) 295-4600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert Aquilina
Chairman and Chief Executive Officer
CBaySystems Holdings Limited
9009 Carothers Parkway
Franklin, TN 37067
(866) 295-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

D. Rhett Brandon, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000	Colin Diamond, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 (212) 819-8200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate	Amount of
Securities to be Registered	Offering Price (1)	Registration Fee (1)(2)
Common stock, par value U.S.$0.10 per share	$115,000,000	$8,199.50

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Includes shares issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-169997) of CBaySystems Holdings Limited (to be renamed MedQuist Holdings Inc.) is filed solely for the purpose of adding an exhibit to such Registration Statement.

PART II

Information not required in the prospectus

Item 13.	Other expenses of issuance and distribution

The following table sets forth the fees and expenses to be paid by us in connection with the issuance and distribution of the securities being registered hereby. Except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and The NASDAQ Global Market listing fee, all amounts are estimates.

Description	Amount

SEC registration fee		$8,199.50
FINRA filing fee		12,000.00
NASDAQ listing fee		25,000.00
Accounting fees and expenses			*
Legal fees and expenses			*
Printing and engraving fees and expenses			*
Blue Sky fees and expenses			*
Transfer agent fees and expenses			*
Miscellaneous expenses			*

Total	$		*

*	To be filed by amendment

Item 14.	Indemnification of directors and officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the Delaware General Corporation Law, the registrant’s bylaws include provisions that (i) eliminate, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) require the registrant to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.

As permitted by the Delaware General Corporation Law, the bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the registrant may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the rights conferred in the bylaws are not exclusive.

The registrant has also obtained officers’ and directors’ liability insurance that insures against liabilities that officers and directors of the registrant, in such capacities, may incur.

Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances, to indemnify the registrant’s directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

We also have agreements with each director and officer to provide indemnification to the extent permitted under Delaware law.

We carry directors’ and officers’ liability insurance covering acts and omissions of our directors and officers and those of our controlled subsidiaries. The policy has a covering limit of $25.0 million in each policy year.

Item 15.	Recent sales of unregistered securities.*

During the three years preceding the filing of this registration statement, the registrant issued the following securities which were not registered under the Securities Act of 1933, as amended:

In August 2008, we issued $90.94 million of 6% Convertible Senior PIK notes due in 2015 to Koninklijke Philips Electronics N.V. as part of the consideration for the acquisition of MedQuist Inc. This note was sold under Section 4(2) of the Securities Act. No underwriters were involved in the transaction.

In March 2009, we issued a warrant to purchase 81,488 shares of our common stock to Oosterveld International BV, exercisable until March 19, 2012 at a price per share of £3.15. This warrant was issued under Section 4(2) of the Securities Act. No underwriters were involved in the transaction.

In July 2009, we issued 570,266 shares of common stock to S.A.C. PEI CB Investment II, LLC under the terms of the Consulting Services Agreement with S.A.C. PEI CB Investment II, LLC and Lehman Brothers Commercial Corporation Asia. These shares were issued under Section 4(2) of the Securities Act. No underwriters were involved in the transaction.

In May 2010, we issued 144,862 shares of common stock to S.A.C. PEI CB Investment II, LLC under the terms of the Consulting Services Agreement with S.A.C. PEI CB Investment II, LLC and Lehman Brothers Commercial Corporation Asia. These shares were issued under Section 4(2) of the Securities Act. No underwriters were involved in the transaction.

In October 2010, MedQuist Inc. entered into a note purchase agreement with BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A., and THL Credit, Inc. for the issuance of $85.0 million aggregate principal amount of 13% Senior Subordinated Notes due 2016. We are a guarantor of MedQuist Inc.’s obligations under these senior subordinated notes. These notes were sold under Section 4(2) of the Securities Act. No underwriters were involved in the transaction.

*	The share and per share information above gives effect to our redomiciliation and the related conversion of our shares pursuant to which every 4.5 shares of our common stock outstanding prior to our redomiciliation will be converted into one share of our common stock upon our redomiciliation.

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the consolidated financial statements or notes thereto.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1.	To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

2.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3.	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

4.	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Franklin, State of Tennessee, on January 10, 2011.

CBAYSYSTEMS HOLDINGS LIMITED

By:	/s/ CLYDE SWOGER
Name:     Clyde Swoger
Title:     Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on January 10, 2011.

Signature		Title

* Robert M. Aquilina		Chairman and Chief Executive Officer (Principal Executive Officer)

* V. Raman Kumar		Vice Chairman and Director

* Michael Seedman		Chief Technology Officer and Director

/s/ CLYDE SWOGER Clyde Swoger		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Frank Baker		Director

* Peter Berger		Director

* Merle Gilmore		Director

* Jeffrey Hendren		Director

* Kenneth John McLachlan		Director

* James Patrick Nolan		Director

By:	/s/ CLYDE SWOGER Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description

1	.1 *	Form of Underwriting Agreement.
3	.1**	Form of Certificate of Incorporation.
3	.2**	Form of By-Laws.
4	.1 *	Form of common stock certificate.
4	.2 **	Senior Subordinated Note Purchase Agreement, dated as of September 30, 2010, among CBay Inc., MedQuist Inc. and MedQuist Transcriptions Ltd., CBaySystems Holdings Limited, BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A. and THL Credit Inc.
4	.3 **	Form of 13% Senior Subordinated Note due 2016 (included as part of Exhibit 4.2 and incorporated herein by reference).
4	.4**	Exchange Agreement, dated as of September 30, 2010, by and between CBaySystems Holdings Limited and the Investors signatories thereto.
4	.4.1**	Amendment No. 1 to the Exchange Agreement, dated as of December 30, 2010, by and between CBaySystems Holdings Limited and the Investors signatories thereto.
4	.5 **	Warrant issued to Oosterveld International BV on March 19, 2009.
5	.1 *	Opinion of Simpson Thacher & Bartlett LLP.
9	.1 **	Voting Agreement, dated September 30, 2010, by and between CBaySystems Holdings Limited, S.A.C. PEI CB Investment, L.P., S.A.C. PEI CB Investment II, LLC and International Equities (S.A.C. Asia) Limited.
10	.1 **	Stock and Asset Purchase Agreement, dated April 15, 2010, between Spheris Holding II, Inc., Spheris Inc., Spheris Operations LLC, Vianeta Communications, Spheris Leasing LLC, Spheris Canada Inc., CBay Inc. and MedQuist Inc.
10	.2 **	Credit Agreement, dated as of October 1, 2010, among CBay Inc., MedQuist Inc. and MedQuist Transcriptions, Limited, as Borrowers, CBaySystems Holdings Limited, as Holdings, the Lenders and L/C Issuers party thereto, General Electric Capital Corporation, as Administrative Agent and Collateral Agent, SunTrust Bank, as Syndication Agent, and ING Capital LLC and Regions Bank, as Co-Documentation Agents.
10	.3 **	Guaranty and Security Agreement, dated as of October 14, 2010, among CBay Inc., MedQuist Inc., MedQuist Transcriptions, Limited, General Electric Capital Corporation, as Administrative Agent and Collateral Agent, and Each Other Guarantor party thereto.
10	.4 **	Guaranty Agreement, dated as of September 30, 2010, among CBaySystems Holdings Limited, MedQuist IP LLC, MedQuist CM LLC, MedQuist Delaware, Inc. and Each Other Guarantor From Time to Time Party Hereto, BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A. and THL Credit Inc.
10	.5 **	Subordination and Intercreditor Agreement, dated October 1, 2010, among BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A. and THL Credit, Inc., CBay Inc., MedQuist Inc., MedQuist Transcriptions Ltd. and General Electric Corporation.
10	.6**	Agreement, dated August 19, 2008, between CBaySystems Holdings Limited, S.A.C. PEI CB Investment II, LLC and Lehman Brothers Commercial Corporation Asia.
10	.7 *	Form of Registration Rights Agreement between S.A.C. PEI CB Investment, L.P., S.A.C. PEI CB Investment II, LLC and International Equities (S.A.C. Asia) Limited.
10	.8**	Form of Stockholders Agreement entered into in connection with the Private Exchange.
10	.9 *	Form of Stockholders Agreement entered into in connection with the initial public offering.
10	.10**	Form of Management Stockholder’s Agreement.
10	.11** †	CBaySystems Holdings Limited 2007 Equity Incentive Plan, dated as of June 12, 2007, as amended September 4, 2008.
10	.12 **†	Form of Share Option Agreement in connection with the 2007 Equity Incentive Plan.
10	.13** †	Form of 2010 Equity Incentive Plan.

Exhibit No.		Description

10	.14** †	Form of 2010 Employee Stock Purchase Plan.
10	.15** †	MedQuist Inc. 2002 Stock Option Plan.
10	.16** †	Form of Stock Option Agreement under the MedQuist Inc. 2002 Stock Option Plan.
10	.17** †	MedQuist Inc. Long-Term Incentive Plan adopted on August 27, 2009.
10	.18** †	MedQuist Inc. Executive Deferred Compensation Plan.
10	.19** †	MedQuist Transcriptions, Ltd. 2010 Management Incentive Plan.
10	.19.1 * †	CBaySystems Holdings Limited 2010 Management Incentive Plan.
10	.20** †	Amended and Restated Stock Option Agreement by and between Peter Masanotti and MedQuist Inc., dated March 2, 2009.
10	.21 * †	Amended and Restated employment agreement by and between CBaySystems Holdings Limited, CBay Inc., CBay Systems (India) Pvt. Ltd. and V. Raman Kumar, dated as of December 6, 2010.
10	.22** †	Employment agreement by and between CBaySystems Holdings Limited, CBay Inc. and Robert Aquilina, dated as of August 2008.
10	.23** †	Employment agreement by and between CBaySystems Holdings Limited, CBay Inc. and Michael Seedman, dated as of August 8, 2008.
10	.24** †	Employment agreement by and between CBaySystems Holdings Limited, CBay Inc. and Clyde Swoger, dated as of August 2008.
10	.25** †	Form of 2010 Amendment to Employment Agreement dated as of August 2008.
10	.26** †	Form of Letter of Appointment from CBaySystems Holdings Limited to each non-executive director.
10	.27** †	Form of Deed of Variation to Letter of Appointment between each non-executive director and CBaySystems Holdings Limited.
10	.28** †	Employment Agreement by and between Peter Masanotti and MedQuist Inc., dated September 3, 2008.
10	.29** †	Employment Agreement between Anthony D. James and MedQuist Inc. for the position of Co-Chief Operating Officer dated June 24, 2010.
10	.30.1**	Form of Management Indemnification Agreement by and between MedQuist Inc. and Certain Officers.
10	.30.2**	First Amendment to the Form of Management Indemnification Agreement by and between MedQuist Inc. and Certain Officers.
10	.31**	Indemnification Agreement dated November 21, 2008 between MedQuist Inc. and Peter Masanotti.
10	.32.1**	Office Lease, dated June 2006, between Ford Motor Land Development Corporation and Spheris Operations Inc.
10	.32.2**	Amendment to Office Lease Agreement, dated March 27, 2009, between Carothers Office Acquisition LLC and Spheris Operations, Inc.
10	.32.3**	Assignment, Assumption and Agreement to Relinquish Office Space and Amendment to Office Lease Agreement, dated April 22, 2010 between Carothers Office Acquisition LLC and MedQuist Transcriptions, Ltd.
10	.33.1**	First Amendment to Lease Agreement, dated March 1, 2009, by and between Atlanta Lakeside Real Estate, L.P. and MedQuist Transcriptions, Ltd.
10	.33.2**	Second Amendment to Lease Agreement, effective August 1, 2009, by and between Atlanta Lakeside Real Estate, L.P. and MedQuist Transcriptions, Ltd.
10	.34** #	Licensing Agreement, as amended, dated as of November 10, 2009, between MedQuist Inc. and Nuance Communications, Inc.
10	.35** #	Third Amended and Restated OEM Supply Agreement dated November 10, 2009, between MedQuist Inc. and Nuance Communications, Inc.
10	.36** #	Licensing Agreement by and between Nuance Communications, Inc. and MedQuist Inc., dated November 10, 2009

Exhibit No.		Description

10	.37 #	Amended and Restated Clinical Documentation Solution Agreement by and between Multimodal Technologies, Inc. and MedQuist Inc., dated March 25, 2010
16	.1 **	Letter from Grant Thornton, India to the Securities and Exchange Commission, dated November 24, 2010
21	.1 *	List of subsidiaries.
23	.1 *	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1 and incorporated herein by reference).
23	.2**	Consent of KPMG LLP as to the consolidated financial statements for CBaySystems Holdings Limited.
23	.3**	Consent of KPMG LLP as to the consolidated financial statements for MedQuist Inc.
23	.4**	Consent of Grant Thornton India.
23	.5**	Consent of Ernst & Young LLP.
24	.1 **	Powers of attorney (included on the signature page to the initial registration statement).

*	To be filed by amendment.
**	Previously filed.
†	Indicates management contract or compensatory plan or arrangement.
#	Portions of this exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 406 of the Securities Act.